SUPERTEX, INC.                                                       PRESS RELEASE

FOR IMMEDIATE RELEASE                                                             Contact:      Dr. Henry C. Pao
May 18, 2006                                                                     President & CEO
                                                                                  Tel:       408-222-8888
                                                                                  Fax:       408-222-4800
                                                                               E-mail:      investors@supertex.com

Supertex Reports Fourth Fiscal Quarter and Fiscal Year-end Results

Sunnyvale, CA (May 18, 2006) - Supertex, Inc. (NASDAQ: SUPX) today reported net sales of $23,964,000 for the fourth fiscal quarter ended April 1, 2006, a 102% increase from the $11,843,000 reported for the same quarter of the prior fiscal year, and a 20% increase compared with the prior quarter of $19,915,000. Net income for the quarter increased 1,083% to $5,122,000 or $0.37 per share on a diluted basis from $433,000 or $0.03 on a diluted basis for the same quarter of the prior fiscal year, and increased 39% from $3,689,000 or $0.26 per share on a diluted basis when compared with the prior quarter.

For the fiscal year ended April 1, 2006, net sales increased 42% from $56,558,000 to $80,098,000, and net income increased 146% from $6,459,000 or $0.49 per diluted share to $15,877,000 or $1.15 per diluted share, when compared to the prior fiscal year.

“I am very pleased to report that we had record sales and record earnings in our 4th fiscal quarter. The quarter was characterized by continued top-line growth, both in our focused markets and in our key territories. The growth was driven primarily by our medical ultrasound and electroluminescent (EL) driver product lines, resulting from our increased investment in new product development over the past years,” commented Dr. Henry C. Pao, President & CEO. “Our gross margin improved to 56% in the 4th fiscal quarter from 54% in the 3rd fiscal quarter and 49% in the 4th fiscal quarter of last year. More importantly, the net margin for the quarter improved sequentially to 21% of net sales from 19% for the prior quarter and 4% for the same quarter of the prior year. During the quarter, cash, cash equivalents, and short term investments increased $7.7 million primarily from earnings and from a reduction in inventory, including the distributor channel inventory. Our backlog is at an all-time high level. We stepped up our research and development efforts in all our product lines. Our new products have experienced very good traction in the market place, which has led to significant design wins in all our focused markets. These design wins are the result of close cooperation with our tier-1 customers and our short design and development time of these new products to support their needs. With our aggressive marketing and sales efforts to define new products, we expect to introduce a record number of new products this year. We saw continued growth in the U.S. and in Europe while we have seen a strong growth pattern in China, Taiwan and Korea. We have strengthened our sales and field applications team in the region to support the expected strong growth. Our light emitting diode (LED) drivers for backlighting LCD TV products have been well received by customers and are expected to ramp in our second fiscal half. We expect continued sales growth from medical ultrasound, EL drivers, telecom optical-to-optical amplifiers and protection devices into our first fiscal quarter and fiscal year 2007. We expect modest sequential growth in our first fiscal quarter over the prior quarter, double-digit growth over the same quarter last year, and double-digit growth for the new fiscal year over the last fiscal year. Our gross and net margin should improve accordingly over the next fiscal quarter and next fiscal year.”

Forward-Looking Statements:

The industry in which we compete is characterized by extreme rapid changes in technology and frequent new product introductions. We believe that our long-term growth will depend largely on our ability to continue to enhance existing products and to introduce new products and features that meet the continually changing requirements of our customers. All statements contained in this press release that are not historical facts are forward-looking statements. They are not guarantees of future performance or events. They are based upon current expectations, estimates, beliefs, and assumptions about the future, which may prove incorrect, and upon our goals and objectives, which may change. Often such statements can be identified by the use of the words such as "will," "intends," "expects," "plans," "believes," "anticipates" and "estimates." Examples of forward-looking statements include our plans to introduce a record number of new products in fiscal 2007 and our expectations for revenue increases, both overall and in particular markets, for the first quarter and entire year of fiscal 2007 and for corresponding improvements in gross and net margins. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events but rather involve a number of risks and uncertainties including, but not limited to, whether our customers experience the demand we anticipate for their products based in part upon their input and our order backlog, whether the designed performance of our devices satisfies our customers’ requirements so that they continue to design our devices into their products, whether our devices perform to their design specification, whether competitors introduce devices at lower prices than our devices causing price erosion, and whether we encounter production issues in device manufacturing as well as other risk factors detailed in our Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, our future actual results could differ materially from those discussed above. We undertake no obligation to publicly release updates or revisions to these statements that speak only as of this date.

Conference Call Details

The Company will host a conference call at 2:30 p.m. PDT (5:30 p.m. EDT) on May 18, 2006, following the earnings release. President and CEO, Dr. Henry C. Pao, VP of Marketing, Ahmed Masood, Acting VP of Finance, Phil Kagel, will present an overview of the fourth fiscal quarter and fiscal year-end financial results, discuss current business conditions, and then respond to questions.

The call is available live to any interested party by dialing 866-200-5830 (domestic) or 732-694-1588 (toll, international) before the scheduled start time, and enter PIN number 780989#. A recorded replay will be available immediately following the call until 11:59 P.M. EDT, June 1, 2006 at 866-206-0173 (domestic) or 732-694-1571 (toll, international). The PIN number for the replay is 173413#.

About Supertex

Supertex, Inc. is a publicly held mixed signal semiconductor manufacturer, focused in high voltage interface products for use in the telecommunications, networking systems, flat panel displays, medical and industrial electronics industries. Supertex product, corporate and financial information is readily available at www.supertex.com.

For further information, contact Investor Relations at Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089, 408-222-8888 or visit our website at http://www.supertex.com.

SUPERTEX, INC.

CONSOLIDATED INCOME STATEMENT INFORMATION
(unaudited)

	Three-months Ended		Fiscal Years Ended
	(in thousands, except per share amounts)
	April 1, 2006	April 2, 2005	April 1, 2006	April 2, 2005
Net sales	$23,964	$11,843	$80,098	$56,558
Cost of sales	10,647	6,002	35,458	27,545
Gross profit	13,317	5,841	44,640	29,013
Research and development	3,391	2,538	11,540	9,780
Selling, general and administrative	3,668	3,183	13,568	11,583
Income from operations	6,258	120	19,532	7,650
Interest and other income, net	1,166	445	3,673	1,909
Income before income taxes	7,424	565	23,205	9,559
Provision for income taxes	2,302	132	7,328	3,100
Net income	$5,122	$433	$15,877	$6,459
Net income per share
Basic	$0.38	$0.03	$1.19	$0.50
Diluted	$0.37	$0.03	$1.15	$0.49
Shares used in per share computation
Basic	13,577	13,071	13,313	12,985
Diluted	13,992	13,343	13,770	13,239

SUPERTEX, INC.

CONSOLIDATED BALANCE SHEET INFORMATION

(unaudited)

	April 1, 2006	April 2, 2005
	(in thousands)
ASSETS
Cash and cash equivalents	$27,654	$38,634
Short term investments	82,992	49,783
Accounts receivable, net	14,824	7,898
Inventories, net	12,543	12,624
Deferred income taxes	7,781	6,322
Other current assets	1,358	917
Total current assets	147,152	116,178
Property, plant and equipment	8,048	7,992
Other assets	141	96
Deferred income taxes	792	2,111
TOTAL ASSETS	$156,133	$126,377
LIABILITIES
Trade accounts payable	$3,725	$3,280
Accrued salaries, wages and employee benefits	11,227	8,720
Other accrued liabilities	1,498	634
Deferred revenue	3,566	3,610
Income taxes payable	2,693	3,038
Total current liabilities	22,709	19,282

SHAREHOLDERS' EQUITY
Common stock	46,692	35,343
Retained earnings	86,732	71,752
Total shareholders' equity	133,424	107,095
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$156,133	$126,377